Exhibit 99.1

For Immediate Release	Contact Information
Friday, September 8, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Updates Current Operations

SAN ANTONIO - Sept. 8, 2006 - The Exploration Company (Nasdaq:TXCO) today provided an operations update on its acreage in the Maverick and Marfa basins of Texas.

The Company has begun 44 wells this year. Of that number, 20 wells have been placed on production, 21 are in completion and two currently are drilling ahead. Twenty of the wells target the Glen Rose Porosity, primary focus of TXCO’s active 2006 drilling program. Fifteen wells have been drilled to the Pena Creek San Miguel, four to the Georgetown, one each to a Glen Rose Shoal and Reef, and one to the Pryor in the Maverick Basin. Additionally, a re-entry is now under way targeting the Barnett and Woodford shales in the Marfa Basin in West Texas.

Glen Rose Porosity
Of 20 Porosity wells spudded in 2006 to date, nine are on production, 10 are in completion and one is drilling. As expected, the Company’s net Glen Rose Porosity sales continued to rise early in the third quarter, averaging more than 2,400 barrels of oil per day (BOPD) in July, compared to 2,018 BOPD in the second quarter.

The Cage 3-37H (100 percent working interest) was placed on production in late August. At the first of September, it was flowing 662 BOPD and 81 barrels of water per day on a 12/64-inch choke with 690 pounds per square inch (psi) flowing tubing pressure. Separately, the Cage 1-42D (100% WI) at the first of September was flowing at 720 BOPD and no water on a 12/64-inch choke with 700 psi flowing tubing pressure.

Tar Sand Pilot Project
The Company began cyclic steam injection on its two-well San Miguel tar sand pilot project in late August. The initial pilot injection test phase is designed to determine optimum steam injection ratios. Initial production also will provide the opportunity to establish benchmark pricing for the Company’s upgraded oil. If the pilot proves successful, TXCO plans to drill at least 26 additional tar sand wells in late 2006 or early 2007. TXCO serves as operator and has a 50 percent working interest.

Marfa Basin
Work is under way on the Simpson 1 (50% WI), a re-entry and the first of two wells budgeted for 2006 in TXCO’s Marfa Basin shale play in West Texas. The well is designed to perforate and test the Woodford and/or Barnett shales. The Company plans to spud a second well in the coming months and expects to further test Woodford and/or Barnett shales utilizing horizontal drilling and advanced production stimulation technologies. Continental Resources Inc. of Enid, Okla., holds the remaining working interest and serves as operator on a 140,000-acre lease block.
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Management’s Perspective
“Our success in the Glen Rose Porosity oil play continues,” said President and CEO James E. Sigmon. “Oil sales continue to climb as we move ahead with our 32-well Porosity drilling program for 2006. We recently have completed reprocessing much of our proprietary 3-D seismic data and believe the enhanced imaging will accelerate our ability to further enhance production and reserves in this exciting play, which offers hundreds of seismically defined drilling locations across a 30-mile-long swath of our acreage.

“The second half of 2006 brings our three new growth catalysts into play. Two of our promising new projects, the Maverick Basin’s San Miguel tar sand pilot and drilling on our Marfa Basin acreage, are now under way,” Sigmon added. “Meanwhile, we expect to spud our first jointly owned Pearsall well (50% WI) in the Maverick Basin shortly, as our operating partner, EnCana Oil & Gas (USA) Inc. makes final preparations to move its drilling rig onto our location. We look forward to sharing these new growth opportunities with our shareholders.”

About The Exploration Company
The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas and the Marfa Basin in West Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq’s Global Select Market under the symbol “TXCO.”

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company’s operating and financial results is included in TXCO’s annual report on Form 10-K for the year ended Dec. 31, 2005, and its Form 10-Q for the quarter ended June 30, 2006. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO’s Web site at www.txco.com. Copies are available without charge, upon request from the Company.